Exhibit 3.2
CERTIFICATE OF ELIMINATION
OF
THE SERIES A CONVERTIBLE PREFERRED STOCK
OF
INVERNESS MEDICAL INNOVATIONS, INC.
     Inverness Medical Innovations, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:
          1. That, pursuant to Section 151 of the General Corporation Law and authority granted in the Amended and Restated Certificate of Incorporation of the Corporation, as theretofore amended, the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of a series of preferred stock of the Company designated as Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on December 20, 2001, filed a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Series A Certificate of Designations”) with respect to such Series A Preferred Stock in the office of the Secretary of State of the State of Delaware.
          2. That no shares of such Series A Preferred Stock are outstanding and no shares thereof will be issued subject to such Series A Certificates of Designations.
3. The Board of Directors of the Corporation has adopted the following resolutions:
RESOLVED, that no shares of Series A Convertible Preferred Stock are outstanding and no shares of such series shall be issued; and that the Board of Directors of the Corporation hereby approves the elimination of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Series A Certificate of Designations”) and all matters set forth therein.
RESOLVED, that the Board of Directors hereby approves this form of Certificate of Elimination of the Series A Convertible Preferred Stock for the purpose of eliminating the Series A Certificate of Designations and all matters set forth therein.
RESOLVED, that the executive officers of the Corporation be, and each of them hereby is, authorized and directed to file this Certificate of Elimination with the office of the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, setting forth copies of the foregoing resolutions, as appropriate.
       4. That, accordingly, the Series A Certificate of Designations, and all matters set forth therein, be, and hereby are, eliminated.
Signed on May 9, 2008

By:	/s/ David Teitel
	Name:	David Teitel
	Title:	Chief Financial Officer